azenta.com 200 Summit Drive 6th Floor Burlington, MA 01803 July 30, 2026 Erik Bello 135 Highgate Street Needham, MA 02492 Dear Erik, First, let me express my appreciation for the time and effort you have graciously provided us as we have gone through the recruiting process. On behalf of Azenta, it is my pleasure to offer you the position of Vice President Chief Accounting Officer, reporting to Lawrence Lin, Executive Vice President Finance, with a tentative start date of Monday, August 31, 2026. The terms of the offer are as follows: • In this exempt role, your initial annual salary will be $380,000, paid bi-weekly. The Company conducts an annual merit review process with any associated salary adjustments effective on or around March 1st. To be eligible for a merit increase, you must be actively employed prior to the start of the fiscal year, October 1st • Shortly after your hire date, you will receive a one-time sign-on bonus in the amount of $80,000 (subject to applicable withholdings). If you voluntarily leave Azenta employment within one year of your date of hire, you will be obligated to return the net amount of this sign-on bonus. • You will be eligible to participate in the Incentive Compensation plan (ICP) with an annual target award as a percentage of salary is 50% (based on actual salary earned between October 1st - September 30th, the fiscal year). To be eligible to participate in the ICP for the fiscal year, you must be hired before July 1st of that fiscal year. Payment under the ICP is subject to your meeting aggressive but achievable corporate and individual goals and objectives and objectives defined and agreed upon for the fiscal year. The terms and conditions to earn and receive payment of the ICP are subject to the terms of the plan. You must be employed at the time of payment of the ICP to be eligible to receive payment. In addition, the Company reserves the right to modify the Plan described in this letter. • Subject to approval by the Company’s Board of Directors (the “Board”), you will be a participant in the Company’s Long Term Incentive Plan (LTIP) for the current fiscal year and will receive an equity grant with a value of $150,000 in time-based restricted stock units (RSUs), that will vest annually over three years, on a pro-rata basis. This award will be granted on the 15th of the month following your first day of employment with Azenta and the number of units will be determined based on the average closing price of the Company’s common stock over 20 trading days up to and including the Grant Date. • Subject to approval by the Company’s Board of Directors (the “Board”), you will be a participant in the Company’s Long Term Incentive Plan (LTIP) for the upcoming fiscal year and will receive an equity grant with a value of $300,000 of which 75% of the value will be time-based restricted stock units (RSUs) that will vest annually over three years on a pro-rata basis from your grant date, and 25% will be provided as performance share units (PSUs), that vest based on the achievement of performance criteria over a three year period. Annual Awards are generally granted in the November timeframe. You will be eligible for any subsequent LTIP grants as approved by the Board as part of our annual stock grant allocation. • You will be eligible to participate in our Company sponsored benefit plans. Azenta currently pays a majority (approximately 70%) of the cost of medical, dental and vision insurance and 100% of the cost of life and disability insurance. The Company also offers a 401(k) savings and retirement plan with a 4.5% Company match, an employee stock purchase plan with a 15% discount and generous time off policy. All benefits are governed by the terms and conditions of the applicable Benefit Plan. In addition, the Company reserves the right to modify the compensation or benefits arrangements described in this letter or otherwise maintained by the Company, and also reserves the right to modify your position or duties to meet business needs and to use its discretion in deciding on appropriate discipline. Erik, we have assembled an outstanding team of people committed to providing best in class life science solutions. You will be an important part of our team, and we are confident that your experience and skills will reward Azenta, its shareholders and you, personally. This offer is contingent upon favorable results of a background check. We look forward to your acceptance and our mutually agreed start date. Please complete and return the enclosed acceptance letter. If you have any questions, please email me at Nancy.Genovese@azenta.com. Sincerely, Nancy Genovese Senior Director, Global Talent Management Nancy Genovese (Jul 30, 2026 17:51:30 EDT) Nancy Genovese

Dear Nancy: I hereby accept the terms and conditions of your employment offer as set forth in your letter dated July 30, 2026 for the position of Vice President Chief Accounting Officer. I will begin my employment with Azenta on a mutually agreed upon date. I understand that on my first day of work I will need to provide acceptable documentation as outlined on the I-9 form. I understand that this is required by law and as a result of which, it is a condition of my employment. In accepting this offer, I represent to Azenta that I am not under any obligation to any former employer or person, firm or corporation which would prevent, limit or impair in any way the performance by me of my duties as an employee of Azenta. I understand Azenta is hiring me for my professional skills and not for my prior employment with any prior employers. I expressly agree to the following: (1) Azenta has advised me that it does not wish to obtain any confidential information or trade secrets that I possess from prior employers; (2) I will not use any confidential information or trade secrets of former employers in the course of my employment with Azenta; (3) that I have identified and provided Azenta with all restrictive covenants from prior employers (4) that in the course of my employment with Azenta I will not use, bring on to Azenta’s premises, or disclose to any Azenta employee any property of former employers; (5) I have not solicited any employees or customers of a prior employer; and (6) I agree to abide by all restrictive covenants. I understand this offer is contingent upon the verification of information on my employment application and completion of a favorable background check conducted by a third-party vendor, which includes confirmation of highest level of education and employment during the past seven years or last three employers, whichever the greater. It is also understood that my employment with Azenta is at-will. I am not being offered employment for a definite period of time and that either me or Azenta may terminate the employment relationship at any time and for any reason without prior notice. Sincerely, Erik Bello Date ______________ Start Date Erik J. Bello (Jul 31, 2026 00:10:25 EDT) Erik J. Bello 07/31/2026 08/31/2026